Exhibit 99.(k)(4)

SUB-ADMINISTRATIVE SERVICES AGREEMENT

THIS SUB-ADMINISTRATIVE SERVICES AGREEMENT is entered into as of _______________, 2021 by and between Massachusetts Mutual Life Insurance Company, a mutual life insurance company organized and existing under the laws of the Commonwealth of Massachusetts ("MassMutual"), and MML Investment Advisers, LLC, a Delaware limited liability company ("MML Advisers").

WHEREAS, MML Advisers is a wholly-owned subsidiary of MassMutual; and

WHEREAS, MML Advisers is a party to an Administrative and Shareholder Services Agreement (the “Administration Agreement”) with MassMutual Private Equity Funds Subsidiary LLC (the “Fund”), a Delaware limited liability company, pursuant to which MML Advisers is required to perform various services for the Fund; and

WHEREAS, MML Advisers desires to retain MassMutual to provide certain of those services to the Fund in satisfaction of MML Advisers’ obligation to provide those services, in return for the compensation provided for in this Agreement; and

WHEREAS, MassMutual is willing to provide those services;

NOW, THEREFORE, in consideration of the covenants and mutual promises of the parties made to each other, it is hereby covenanted and agreed as follows:

1.       Administrative and Support Services; Obligations of MassMutual. (a) Pursuant to Article I.D of the Administration Agreement, MML Advisers hereby employs MassMutual to provide administrative services to the Fund, for the period and on the terms hereinafter set forth. Except as the parties may otherwise from time to time agree, MassMutual will continuously provide business management services to the Fund and will generally, subject to the general oversight of the Managers of the Fund (the “Board”) and MML Advisers and except as provided in the next following paragraph, manage all of the business and affairs of the Fund, subject always to the provisions of the Fund’s Limited Liability Company Agreement and of the Investment Company Act of 1940, as amended (the “1940 Act”), and subject, further, to such policies and instructions as the Board or MML Advisers may from time to time establish. The services required to be provided by MassMutual hereunder shall be as specified from time to time by MML Advisers, and may include generally any of the services MML Advisers is required to provide under the Administration Agreement, including without limitation those set forth on Appendix A. Except as the parties may otherwise from time to time agree, MassMutual shall, except as provided in the next following paragraph, advise and assist the officers of the Fund and MML Advisers in taking such steps as are necessary or appropriate to carry out the decisions of the Board regarding the conduct of the business of the Fund. MassMutual hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation specified herein. MassMutual shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent MML Advisers or the Fund in any way.

(b) No provision of this Agreement shall be deemed to require MassMutual at any time to provide to the Fund or to any person with respect to the Fund investment research, advice, or supervision, or in any way to advise the Fund or any person acting on behalf of the Fund as to the value of securities or other investments or as to the advisability of investing in, purchasing, or selling securities or other investments.

(c) MassMutual shall timely provide to MML Advisers and the Fund all information and documentation they may reasonably request as necessary or appropriate in connection with the compliance by them or either of them with the requirements of this Agreement or any applicable law.

2.       Books and Records. MassMutual (A) shall maintain such books and records with respect to the Fund as are required by law, including without limitation the 1940 Act, and the rules and regulations thereunder, (B) shall render to the Board such periodic and special reports as the Board or MML Advisers may reasonably request in writing, and (C) shall meet with any person at the request of MML Advisers or the Board for the purpose of reviewing MassMutual’s performance under this Agreement at reasonable times and upon reasonable advance written notice. All such books and records shall be the property of the Fund, and MassMutual will surrender promptly to the Fund any of such books and records upon the Fund’s request (provided that MassMutual may retain a copy of such books and records) and shall at all times make all such books and records available for inspection and use by the SEC, the Fund, MML Advisers, or any person retained by the Fund. Where applicable, such books and records shall be maintained by MassMutual for the periods and in the places required by Rule 31a-2 under the 1940 Act.

3. Representations and Undertakings of MassMutual. MassMutual (i) has adopted written policies and procedures that are reasonably designed to prevent violations of the federal securities laws from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, and will provide notice promptly to MML Advisers of any violations relating to the Fund; (ii) has met and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization; and (iii) has the authority to enter into and perform the services contemplated by this Agreement. MassMutual agrees to provide reasonable evidence of its compliance with any of the foregoing.

4. Expenses to be Borne by MML Advisers. MML Advisers will be solely responsible for its expenses in providing services to the Fund, but shall not be responsible for paying any expense of the Fund. MassMutual will make available, without expense to the Fund, the services of such of its (or its affiliates’) directors, officers, and employees as may be duly elected Managers or officers of the Fund.

5. Fee. (a) In full consideration of the services provided and the expenses borne by MassMutual as contemplated by this Agreement, MML Advisers will pay to MassMutual a quarterly fee (the "Fee”) at a rate agreed from time to time by MML Advisers and MassMutual. The amount of the Fee will take into account, among other things, the costs and expenses which are directly or indirectly related to MassMutual’s provision of the services and may include, by way of example, allocable salaries and benefits, rent and other overhead expenses, utilities, building maintenance services, furniture and other office equipment, supplies, equipment, subscriptions, electronic data processing equipment and other similar expenses.

(b)        The Fee shall be payable no later than thirty days following the end of the quarter in question.

6. Standard of Care. MassMutual shall use reasonable care in performing its duties hereunder. In the performances of such duties, MassMutual, its directors, officers, employees, and agents, successors and assigns will be protected and will not be liable for any error of judgment, mistake of law, or any other loss, claim, damages, liabilities, or expenses arising by reason of its acting hereunder, except in the case of the negligence, willful misconduct, bad faith, reckless disregard of duties or obligations hereunder, including knowing violations of law, or fraud of MassMutual, or of its officers, employees, or agents.

7. Legal Advice. MassMutual will be entitled to receive and act upon the advice of legal counsel of its own selection, provided such counsel is chosen with reasonable care and which may be counsel for the Fund, and will be without liability for any action taken or thing done or omitted to be done in good faith in conformity with such advice. On issues that are related to financial accounting matters, MassMutual will be entitled to receive and act upon the advice of the Fund’s independent public accountants.

8. Good Faith Reliance. MassMutual will be protected and not be liable for any action taken or omitted to be taken by it in reliance upon any document, certificate, or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons.

9.        Services Not Exclusive. MML Advisers agrees that MassMutual's services to MML Advisers under this Agreement are not to be exclusive and that MassMutual will be free to render similar services to others.

10.       No Partnership or Joint Venture. MML Advisers and MassMutual are not partners or joint venturers with each other, and nothing herein will be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

11.       Damages. Notwithstanding anything in this Agreement to the contrary, in no event shall MassMutual be liable to MML Advisers, the Fund, or any third party for special, punitive, indirect, or consequential damages, even if MassMutual has been advised by the other party of the possibility of such damages.

12.       Act of God. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. MassMutual and the Fund shall notify each other as soon as reasonably possible following the occurrence of an event described in this subsection.

13.       Duration and Termination of this Agreement. This Agreement will remain in force until terminated in accordance with the terms of this Section 13. This Agreement may be terminated with or without cause at any time by either party on notice to the other party hereto.

This Agreement will automatically terminate in the event of its assignment, unless such assignment has been consented to by the parties in advance.

14.       Entire Agreement and Amendments Thereto. This Agreement shall constitute the entire agreement between the parties hereto for administrative and support services, and no provision of this Agreement may be changed, waived, discharged or terminated orally but only by an amendment in writing signed by both parties.

15.       Miscellaneous. The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise change their construction or effect. References to business titles and names are interpreted to mean any such titles or names used in the future. The provisions of this Agreement will be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been signed by the parties as of the date first above written.

MASSACHUSETTS MUTUAL LIFE

INSURANCE COMPANY

_____________________________

Paul LaPiana

Head of MMUS Product

MML INVESTMENT ADVISERS, LLC

_________________________________

Douglas Steele

Vice President

APPENDIX A

The services to be provided by MassMutual may include, but are not limited to, the following:

(a)	Maintain office facilities for the Fund.

(b)	Furnish statistical and research data, clerical services and stationery and office supplies.

(c)	Oversee the data compilation for, preparation for execution by the Fund, and filing of all the Fund’s federal and state tax returns and required tax filings other than those required to be made by the Fund’s custodian and transfer agent.

(d)	Oversee the preparation of the Fund’s annual and semi-annual reports to shareholders.

(e)	Prepare amendments to the Fund’s registration statements filed with the SEC (on Form N-2 or any successor form).

(f)	Provide officers of the Fund as requested by the Board.

(g)	Implement the Fund’s policies and procedures with respect to market timing, late trading, anti-money laundering, customer identification privacy, sales loads, shareholder eligibility, tender offers and share repurchases (including coordination with other service providers), and early repurchase fees, to the extent implementation of those policies and procedures have not been delegated to another service provider of the Fund.

(h)	Generally assist in all aspects of the operations of the Fund as requested by MML Advisers from time to time.